UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2021

MANNING & NAPIER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35355	45-2609100
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

290 Woodcliff Drive, Fairport, New York 14450

(Address of principal executive offices and zip code)

(585) 325-6880

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	MN	New York Stock Exchange
Common Stock Purchase Rights	MN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events

On March 18, 2021, Manning & Napier, Inc. (the “Company”) delivered an Exchange Response to certain legacy owners pursuant to the terms of the Exchange Agreement (the “Exchange Agreement”) between the Company, M&N Group Holdings, LLC (“MN Holdings”) and Manning & Napier Capital Company, LLC (“MNCC”). The legacy owners provided their Exchange Notices on March 15, 2021 indicating that they would tender their beneficial interests in a total of approximately 1.6 million units of Manning & Napier Group, LLC exchangeable for cash or shares of the Company’s Class A common stock pursuant to the terms of the Exchange Agreement. The independent directors, on behalf of the Company, have decided that such exchange will be settled in approximately 1.6 million shares of unregistered Class A Common Stock of the Company, pursuant to the terms of the Exchange Agreement. The Company expects the settlement of the exchange to occur on or before May 15, 2021. As a result of the exchange, the Company’s ownership interest in Manning & Napier Group, LLC will increase.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Manning & Napier, Inc.

Date: March 23, 2021	By:	/s/ Sarah C. Turner
	Name: Title:	Sarah C. Turner Corporate Secretary